SUB-ITEM 77K: Changes in registrant's certifying accountant.

On June 23, 1997, Tait, Weller & Baker was replaced as the Registrant's independent certified public accountants. The decision to replace Tait, Well & Baker was based upon the separation of certain of the Firm's partners and professional employees who had been the principal; providers of audit, accounting and tax services to the Registrant and who have formed a new independent certified public accounting firm. The Registrant's Board of Directors have approved the change in auditors.
Tait, Weller & Baker had served as the Registrant's independent certified public accountants for the period November 8, 1995 (commencement of operations) to October 31, 1996. Tait, Weller &
Baker's report of the financial statements of the Registrant for that period did not contain an adverse opinion or disclaimer of opinion or was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Tail, Weller & Baker on any matter of accounting principals or practices, financial statement disclosure, or auditing scope of procedure during the period from November 8, 1995 to October 31, 1996 and for the interim period from November 1, 1996 through June 23, 1997.

On June 23, 1997, the Registrant's Board of
Directors also engaged the firm of Briggs, Bunting
& Dougherty, LLP to serve as its independent certified public accountants. The Registrant represents that it had not consulted with Briggs, Bunting & Dougherty, LLP at any time prior to their engagement with respect to the application of accounting principals to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant's financial statements.


June 23, 1997



Securities and Exchange Commission
Washington, DC 20549

Re:	S.I.S. Mercator Fund, Inc.
	File No. 811-9078


Dear Sir or Madam:

We have read Item 77-K of the Form N-SAR of S.I.S. Mercator Fund, Inc. for the semi-annual period ended April 30, 1997, and agree with the statements contained therein.

Very truly yours,



TAIT, WELLER & BAKER